O S H K O S H    T R U C K    C O R P O R A T I O N

For more information contact:	Financial:	Patrick Davidson
Vice President, Investor Relations
(920) 966-5939
	Media:	Ann Stawski
Vice President, Marketing Communications
(920) 966-5959

OSHKOSH TRUCK REPORTS RECORD FISCAL 2007 EPS UP 29.7 PERCENT TO $3.58 AND FOURTH QUARTER EPS UP 72.7 PERCENT TO $1.14

REPORTS JLG ACCRETIVE BY $0.75 PER SHARE FOR FISCAL 2007 AND $0.54 PER SHARE IN THE FOURTH QUARTER

TAKES ACTIONS TO RETURN ITS EUROPEAN REFUSE BUSINESS TO PROFITABILITY

REAFFIRMS FISCAL 2008 EPS ESTIMATE RANGE OF $4.15 — $4.35

OSHKOSH, WI (November 1, 2007) – Oshkosh Truck Corporation (NYSE: OSK), a leading manufacturer of specialty vehicles and vehicle bodies, today reported that, for its fiscal year ended September 30, 2007, earnings per share (“EPS”) increased 29.7 percent to $3.58 on sales of $6.3 billion and net income of $268.1 million. These results compare with EPS of $2.76 on sales of $3.4 billion and net income of $205.5 million in fiscal 2006. Oshkosh’s EPS exceeded the Company’s most recent earnings estimate range for fiscal 2007 of $3.35 — $3.40. Oshkosh also reaffirmed its estimate range for fiscal 2008 EPS of $4.15 — $4.35.

        For the fourth quarter of fiscal 2007, EPS increased 72.7 percent to $1.14 on sales of $1.8 billion and net income of $85.4 million. These results compare with EPS of $0.66 on sales of $0.9 billion and net income of $49.2 million for last year’s fourth quarter.

        Commenting on the results, Robert G. Bohn, chairman and chief executive officer of Oshkosh Truck, said “The Oshkosh Truck family of companies delivered another exceptional quarter, led by our newest segment, access equipment. This truly outstanding performance by JLG during the quarter propelled us to another all-time record for full-year sales and net income as JLG became a more integral part of our business. I can’t say enough about the efforts put forth by everyone involved as we work together to grow this great company.”

        “Our defense business continued to grow swiftly as we ramped up truck production in the second half of the fiscal year in preparation for further expected growth in fiscal 2008. Our industry-leading Pierce fire truck brand drove solid performance in our fire & emergency segment, as they posted a strong quarter, a strong year and gained market share,” added Bohn.

        Bohn concluded, “Our European refuse business, the Geesink Norba Group, has underperformed our expectations and we are now in the midst of a major restructuring of that business. As part of the restructuring, we have had to make some difficult decisions on facility rationalization and headcount reduction. But, we believe that these moves will enable us to successfully turn this business around and return it to profitability. “

        Sales in the fourth quarter of fiscal 2007 increased $888.0 million, or 98.2 percent, as compared to last year’s fourth quarter. The acquisition of JLG Industries, Inc. (“JLG”) contributed sales of $840.0 million in the fourth quarter of fiscal 2007. Sales grew in the Company’s fire & emergency and defense segments, while the Company’s commercial segment sales declined due to lower demand for concrete mixers in North America subsequent to the diesel engine emissions standards changes effective January 2007 and lower residential construction activity.

        Fourth quarter operating income increased 134.1 percent to $179.2 million, or 10.0 percent of sales. The Company achieved operating income margins of 10 percent or greater for the second consecutive quarter. The Company’s access equipment segment contributed operating income of $114.5 million. Operating income grew at double-digit percentages in the fire & emergency and defense segments, while the commercial segment experienced a small operating loss due to the decline in concrete mixer demand in North America and operating losses at its European refuse business. During the quarter, the Company recorded charges of $4.8 million associated with a facility rationalization plan at its Geesink Norba Group operations. The Company expects additional charges relating to operational changes at the Geesink Norba Group in fiscal 2008 as it implements its plan.

        Factors affecting fourth quarter results for the Company’s business segments included:

        Access Equipment – Access equipment segment sales were $840.0 million for the quarter, while operating income was $114.5 million, or 13.6 percent of sales. Sales for the segment were 46.6 percent higher in the quarter than sales for JLG as a stand-alone company for the same period last year. Compared to JLG’s pre-acquisition results for the same period in 2006, sales reflected higher worldwide demand for aerial work platforms and the addition of the sales of Caterpillar® branded telehandlers, offset in part by lower demand for JLG-owned telehandler brands in North America.

        JLG was accretive to EPS for the fourth quarter by $0.54. The Company had previously estimated that JLG would be accretive to fourth quarter EPS by $0.20 — $0.25. The improvement from previous estimates resulted from higher international sales and favorable exchange rates.

        Defense – Defense segment sales increased 28.6 percent to $422.5 million for the quarter compared to the prior year’s fourth quarter due to an increase in sales of heavy and medium trucks to the U.S. Department of Defense, offset in part by a decrease in sales of trucks under a contract with the UK Ministry of Defence that concluded earlier this year, and lower parts and service sales. Increased new and remanufactured truck sales reflected higher federal funding for such vehicles, while parts and service sales declined on lower armor-related sales.

        Operating income in the fourth quarter was up 32.0 percent to $72.4 million, or 17.1 percent of sales, compared to the prior year quarter operating income of $54.8 million, or 16.7 percent of sales. Segment operating margin increased as revenues increased faster than relatively flat operating expenses.

        Fire & Emergency – Fire & emergency segment sales increased 8.7 percent to $291.8 million for the quarter compared to the prior year quarter. The increase in sales reflected double-digit percentage increases in sales of domestic fire apparatus and airport products, offset in part by lower international fire apparatus sales.

        Operating income was up 22.8 percent to $26.3 million, or 9.0 percent of sales, compared to the prior year quarter operating income of $21.4 million, or 8.0 percent of sales. The increase in operating income during the quarter was primarily due to year over year improvement in the Company’s ambulance business.

        Commercial – Commercial segment sales decreased 21.8 percent to $249.6 million in the fourth quarter compared to the prior year quarter. Operating income decreased 118.0 percent to a loss of $3.1 million, or 1.2 percent of sales, compared to income of $17.2 million, or 5.4 percent of sales, in the prior year quarter. The decreases in both sales and operating income were driven by expected lower domestic concrete mixer volume subsequent to the January 1, 2007 changes to diesel engine emissions standards and lower residential construction activity. Charges of $4.8 million related to a facility rationalization at the Company’s European refuse business also contributed to the decrease in operating income for the segment.

        Corporate and other – Operating expenses and inter-segment profit elimination increased $14.1 million to $30.9 million for the fourth quarter. The increase was largely due to higher personnel, professional services and integration costs associated with the acquisition of JLG. Interest expense net of interest income for the quarter increased $56.0 million to $57.0 million compared to the prior year quarter. Higher interest costs resulted from additional acquisition-related debt, including interest on debt incurred to acquire JLG.

        The provision for income taxes in the fourth quarter decreased to 30.0 percent of pre-tax income compared to 35.7 percent of pre-tax income in the prior year quarter. The lower effective tax rate reflected the impacts of the JLG acquisition, a favorable tax audit settlement, a favorable European tax ruling and the re-instatement of the federal research and development tax credit.

        Equity in earnings of unconsolidated affiliates increased to $1.3 million during the fourth quarter compared to $0.4 million in the prior year quarter due to improved performance of an affiliate in Mexico and the addition of a joint venture in Europe that was acquired in the acquisition of JLG.

        Total debt decreased $31.6 million during the fourth quarter to $3.06 billion at September 30, 2007 as compared to $3.09 billion at June 30, 2007 due primarily to positive cash flow from operations.

Full-Year Results

        The Company reported that EPS increased 29.7 percent to $3.58 for fiscal 2007 on sales of $6.3 billion and net income of $268.1 million compared to EPS of $2.76 for fiscal 2006 on sales of $3.4 billion and net income of $205.5 million. The JLG acquisition contributed significantly to the increase in both sales and net income compared to the prior year. The JLG acquisition was accretive to EPS for fiscal 2007 by $0.75 despite the impact of certain purchase accounting adjustments and completion of the JLG acquisition during a seasonally slow holiday period.

        Operating income increased 81.1 percent to $590.3 million, or 9.4 percent of sales, in fiscal 2007 compared to $325.9 million, or 9.5 percent of sales, in fiscal 2006. The increase in operating income compared to the prior year was driven primarily by the JLG acquisition.

Fiscal 2008 Estimates

        The Company reaffirmed its fiscal 2008 EPS estimate range of $4.15 to $4.35 compared to $3.58 in fiscal 2007. The Company expects sales in its access equipment and defense segments to grow by double-digit percentages in fiscal 2008. The Company expects such sales increases and cost reduction plans across all segments to be the primary drivers of its estimated EPS growth in fiscal 2008.

Dividend Announcement

        Oshkosh Truck Corporation’s Board of Directors declared a quarterly dividend of $0.10 per share of Common Stock. The dividend, unchanged from the immediately preceding quarter, will be payable November 26, 2007, to shareholders of record as of November 15, 2007.

        The Company will comment on fourth quarter earnings and expectations for fiscal 2008 during a conference call at 9:00 a.m. Eastern Daylight Time this morning. Viewer-controlled slides for the call will be available on the Company’s website beginning at 8:00 a.m. Eastern Daylight Time this morning. The call will be webcast simultaneously over the Internet. To access the webcast, investors should go to www.oshkoshtruckcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the broadcast. An audio replay of the call and related question and answer session will be available for twelve months at this website.

        Oshkosh Truck Corporation is a leading designer, manufacturer and marketer of a broad range of specialty access equipment, military, commercial and fire & emergency vehicles and vehicle bodies. Oshkosh Truck’s products are valued worldwide by rental and construction companies, defense forces, fire & emergency units, municipal and airport support services, and concrete placement and refuse businesses where high quality, superior performance, rugged reliability and long-term value are paramount.

Forward-Looking Statements

        This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,”“estimate,” “anticipate,” “believe,” “should,”“project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control that could cause actual results to differ materially from those expressed or implied by such forward-looking statements.

These factors include the challenges of integrating the acquired JLG business; the consequences of financial leverage associated with the JLG acquisition; the Company’s ability to turn around its Geesink Norba Group business; the expected level and timing of U.S. Department of Defense procurement of products and services and funding thereof; the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets; risks related to reductions in government expenditures and the uncertainty of government contracts; risks associated with international operations and sales, including foreign currency fluctuations; risks related to the collectibility of access equipment receivables and the potential for increased costs relating to compliance with changes in laws and regulations. In addition, the Company’s expectations for fiscal 2008 are based in part on certain assumptions made by the Company, including without limitation, the Company’s ability to integrate the acquired JLG business; the Company’s ability to turn around the Geesink Norba Group business sufficiently to support its current valuation resulting in no impairment charges; the Company’s estimates for the level of concrete placement activity, housing starts, non-residential construction spending and mortgage rates; the performance of the U.S. and European economies generally; the Company’s expectations as to timing of receipt of sales orders and payments and execution and funding of defense contracts; the Company’s ability to achieve cost reductions and operating efficiencies, in particular at JLG, McNeilus, the Geesink Norba Group and Medtec; the availability of defense truck carcasses for remanufacturing; the anticipated level of production and margins associated with the Family of Heavy Tactical Vehicles contract, the Indefinite Demand/Indefinite Quantity truck remanufacturing contract, the Medium Tactical Vehicle Replacement follow-on contract, the Logistics Vehicle System Replacement contract and international defense truck contracts; the Company’s ability to produce defense trucks at increased levels in fiscal 2008; the Company’s estimates for capital expenditures of rental and construction companies for JLG’s products, of municipalities for fire & emergency and refuse products, of airports for aircraft rescue and snow removal products and of large commercial waste haulers generally and with the Company; federal funding levels for U.S. Department of Homeland Security and spending by governmental entities on homeland security apparatus; the Company’s estimates of the impact of changing fuel prices and credit availability on capital spending of towing operators; the Company’s planned spending on product development and bid and proposal activities with respect to defense truck procurement competitions and the outcome of such competitions; the expected level of commercial “package” body and purchased chassis sales compared to “body only”sales; anticipated levels of capital expenditures by the Company; the Company’s estimates for costs relating to litigation, product warranty, product liability, insurance, stock options, performance share awards, bad debts, personnel and raw materials; the Company’s estimates for debt levels, interest rates, foreign exchange rates, working capital needs and effective tax rates; and that the Company does not complete any acquisitions in the short term. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today.

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2007	2006	2007	2006
	(In millions, except per share amounts)
Net sales	$1,792.4	$904.4	$6,307.3	$3,427.4
Cost of sales	1,465.1	749.7	5,204.5	2,819.1

Gross income	327.3	154.7	1,102.8	608.3
Operating expenses:
Selling, general and administrative	126.3	75.4	446.6	274.0
Amortization of purchased intangibles	21.8	2.7	65.9	8.4

Total operating expenses	148.1	78.1	512.5	282.4

Operating income	179.2	76.6	590.3	325.9
Other income (expense):
Interest expense	(57.9)	(3.1)	(200.8)	(7.4)
Interest income	0.9	2.1	6.3	6.6
Miscellaneous, net	(2.2)	0.5	(0.1)	(0.2)

	(59.2)	(0.5)	(194.6)	(1.0)

Income before provision for income taxes,
equity in earnings of unconsolidated
affiliates and minority interest	120.0	76.1	395.7	324.9
Provision for income taxes	36.0	27.2	135.2	121.2

Income before equity in earnings of
unconsolidated affiliates and
minority interest	84.0	48.9	260.5	203.7
Equity in earnings of unconsolidated
affiliates, net of income taxes	1.3	0.4	7.3	2.3
Minority interest, net of income taxes	0.1	(0.1)	0.3	(0.5)

Net income	$85.4	$49.2	$268.1	$205.5

Earnings per share
Basic	$1.16	$0.67	$3.64	$2.81
Diluted	$1.14	$0.66	$3.58	$2.76
Basic weighted average shares outstanding	73.730	73.236	73.562	73.160
Effect of dilutive stock options and
incentive compensation awards	1.302	1.235	1.269	1.240

Diluted weighted average shares outstanding	75.032	74.471	74.831	74.400

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,
	2007	2006
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$75.2	$22.0
Receivables, net	1,076.2	317.9
Inventories, net	909.5	589.8
Deferred income taxes	77.5	53.2
Other current assets	56.5	20.5

Total current assets	2,194.9	1,003.4
Investment in unconsolidated affiliates	35.1	19.3
Property, plant and equipment	667.3	416.8
Less accumulated depreciation	(237.7)	(184.9)

Property, plant and equipment, net	429.6	231.9
Goodwill, net	2,435.4	558.7
Purchased intangible assets, net	1,162.1	219.2
Other long-term assets	142.7	78.4

Total assets	$6,399.8	$2,110.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit facility and current maturities
of long-term debt	$81.5	$87.5
Accounts payable	628.1	236.5
Customer advances	338.0	266.7
Floor plan notes payable	8.5	48.4
Payroll-related obligations	105.0	59.4
Income taxes payable	64.0	12.8
Other current liabilities	322.9	170.7

Total current liabilities	1,548.0	882.0
Long-term debt, less current maturities	2,975.6	2.2
Deferred income taxes	340.1	100.0
Other long-term liabilities	138.7	61.0
Commitments and contingencies
Minority interest	3.8	3.8
Shareholders’ equity	1,393.6	1,061.9

Total liabilities and shareholders’ equity	$6,399.8	$2,110.9

OSHKOSH TRUCK CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended September 30,
	2007	2006
	(In millions)
Operating activities:
Net income	$268.1	$205.5
Non-cash and other adjustments	136.4	28.5
Changes in operating assets and liabilities	1.5	(56.6)

Net cash provided by operating activities	406.0	177.4
Investing activities:
Acquisition of businesses, net of cash acquired	(3,140.5)	(272.8)
Additions to property, plant and equipment	(83.0)	(56.0)
Additions to equipment held for rental	(19.0)	--
Proceeds from sale of property, plant and equipment	3.4	0.8
Proceeds from sale of equipment held for rental	11.2	--
Distribution of capital from unconsolidated affiliates	0.7	1.6
Decrease (increase) in other long-term assets	0.6	(0.9)

Net cash used by investing activities	(3,226.6)	(327.3)
Financing activities:
Issuance of long-term debt	3,100.0	--
Debt issuance costs	(34.9)	--
Repayment of long-term debt	(96.8)	(0.6)
Net (repayments) borrowings under revolving credit facility	(79.9)	64.4
Proceeds from exercise of stock options	6.5	3.4
Purchase of Common Stock	(1.6)	(1.0)
Excess tax benefits from stock-based compensation	6.0	4.1
Dividends paid	(29.6)	(27.1)

Net cash provided by financing activities	2,869.7	43.2
Effect of exchange rate changes on cash	4.1	1.2

Increase (decrease) in cash and cash equivalents	53.2	(105.5)
Cash and cash equivalents at beginning of period	22.0	127.5

Cash and cash equivalents at end of period	$75.2	$22.0

Supplementary disclosure:
Depreciation and amortization	$129.0	$37.5

OSHKOSH TRUCK CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2007	2006	2007	2006
	(In millions)
Net sales to unaffiliated customers:
Access equipment	$840.0	$--	$2,539.5	$--
Defense	422.5	328.6	1,416.5	1,317.2
Fire & emergency	291.8	268.4	1,142.2	961.5
Commercial	249.6	319.1	1,248.3	1,190.3
Intersegment eliminations	(11.5)	(11.7)	(39.2)	(41.6)

Consolidated	$1,792.4	$904.4	$6,307.3	$3,427.4

Operating income (loss):
Access equipment	$114.5	$--	$268.4	$--
Defense	72.4	54.8	245.0	242.2
Fire & emergency	26.3	21.4	107.5	90.0
Commercial	(3.1)	17.2	57.7	66.2
Corporate and other	(30.9)	(16.8)	(88.3)	(72.5)

Consolidated	$179.2	$76.6	$590.3	$325.9

Period-end backlog:
Access equipment			$854.1	$--
Defense			1,554.8	852.4
Fire & emergency			577.5	643.0
Commercial			191.4	418.9

Consolidated			$3,177.8	$1,914.3

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